Exhibit 99.1

PRESS RELEASE

2/1/18

Carlisle Companies Incorporated to Sell Carlisle FoodService Products

SCOTTSDALE, ARIZONA, February 1, 2018—Carlisle Companies Incorporated (NYSE:CSL) today announced the signing of a definitive agreement to sell Carlisle FoodService Products (CFS) to The Jordan Company of New York, NY, for $750 million in cash, subject to certain adjustments. The transaction is subject to customary closing conditions, including regulatory clearances, and is expected to close within the first quarter of 2018.

CFS manufactures and markets professional-grade solutions for the restaurant, hospitality, healthcare, and janitorial segments. Products for these focused markets include an array of foodservice permanentware supplies, table coverings, cookware, displayware, storage containers, catering and transport equipment, and meal delivery systems. In January 2017, CFS acquired San Jamar, adding a robust complement of innovative products with a strong focus on food safety. CFS also produces the most comprehensive line of janitorial, waste, and material handling product lines for both the foodservice and sanitary maintenance industries. The CFS segment reported over $320 million of revenue for the twelve months ended September 30, 2017.

D. Christian “Chris” Koch, President and Chief Executive Officer, said, “The divestiture of FoodService is consistent with Carlisle’s vision of operating a portfolio of businesses with highly specialized, highly engineered manufactured products in strong growth markets. While we believe FoodService is a valuable asset with industry leading brands and a strong management team, the sale of CFS will allow Carlisle to focus on our core businesses, and result in a portfolio that is better aligned with our operating strengths. We regard the sale of CFS to The Jordan Company as an excellent opportunity for FoodService to optimize its long-term growth and profitability.

I want to thank the customers and suppliers of FoodService for their loyalty. In addition, on behalf of Carlisle shareholders and the executive management team, I want to thank the employees of CFS for their dedication and hard work over the years to make CFS a world-class industrial business.”

The Jordan Company, founded in 1982, is a middle-market private equity firm that manages funds with original capital commitments in excess of $8 billion with a 36-year track record of investing in and contributing to the growth of many businesses across a wide range of industries. Headquartered in New York, TJC also has offices in Chicago.

Conference Call and Webcast

The Company will discuss the CFS sale transaction during its scheduled fourth quarter 2017 earnings conference call on February 8, 2018, at 5:00 p.m. ET. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a diversified, global portfolio of niche brands and businesses with highly engineered and high margin products. Carlisle is committed to generating superior shareholder returns by combining a unique management style of decentralization, entrepreneurial spirit, active M&A, and a balanced approach to capital deployment, all with a culture of continuous improvement as embodied in the Carlisle Operating System. Carlisle’s markets include: commercial roofing, agriculture, mining, construction, aerospace, defense, foodservice, healthcare, sanitary maintenance, transportation, industrial, protective coating and auto refinishing. Carlisle’s worldwide team of employees generated $3.7 billion in net sales in 2016. Learn more about Carlisle at www.carlisle.com.

Transaction Advisors

Guggenheim Securities, LLC acted as financial advisor to Carlisle on the transaction.

CONTACT:	Robert Roche
Chief Financial Officer
Carlisle Companies Inc.
(480) 781-5000
www.carlisle.com